SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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CONSOLIDATED-TOMOKA LAND CO.
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The following press release was issued by Consolidated-Tomoka Land Co. on April 6, 2017.

Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA COMPLETES SALE OF APPROXIMATELY 28 ACRES FOR $3.2 MILLION AND ANNOUNCES NEW $3.0 MILLION LAND SALE CONTRACT

DAYTONA BEACH, Fla. – April 6, 2017 – Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced the closing of one of the land transactions it had under contract of approximately 28 acres at a sales price of approximately $3.2 million, or approximately $117,000 per acre (the “Vantrust Sale”). The land is located on the east side of Interstate 95 and borders Clyde Morris Blvd. near the existing CVS store.  The estimated gain on the Vantrust Sale is approximately $3.0 million, or approximately $0.32 per share, after tax. The purchaser, Vantrust Real Estate LLC, intends to develop a 400,000 square foot distribution facility for a global medical and pharmaceutical device company, creating additional capital investment and employment growth in our area. Vantrust expects to start construction immediately, and projects the distribution center to be open by the fourth quarter of this year. The estimated gain on the Vantrust Sale includes the anticipated costs associated with the Company’s responsibility for providing the mitigation credits needed for the buyer’s wetlands permit. The Company expects to utilize the proceeds from this sale to acquire a replacement asset through the 1031 like-kind exchange structure.

Including the Vantrust Sale, in 2017, the Company has sold approximately 1,615 acres for an aggregate sales price of approximately $32 million, or nearly $20,000 per acre. The Company’s  guidance for 2017 regarding total land sales was approximately $30mm - $50mm, of which the Company has now exceeded the low end of our range and has achieved approximately 64% of the upper end of the range.

The Company also announced today that it has entered into a contract for the sale of approximately 30 acres west of Interstate 95 on Tomoka Farms Road (the “Land Contract”) to an owner/operator of retail properties for a gross sales price of approximately $2.9 million, or approximately $98,000 per acre.  The Company expects a potential closing for the Land Contract in the second quarter of 2017.

As a result of the Vantrust Sale and the Land Contract, the Company currently has nine (9) executed purchase and sale agreements with nine (9) different buyers, which in the aggregate represent the potential sale of approximately 2,200 acres, or approximately 27% of our land holdings, with anticipated sales proceeds of approximately $81.2 million, or approximately $38,000 per acre. Each of the transactions are in varying stages of due diligence by the various buyers including, in some instances, having made submissions to the planning and development departments of the City of Daytona Beach and other approval and permitting activities with other applicable governmental authorities. In addition to other customary closing conditions, most of the transactions are conditioned upon the receipt of approvals or permits from various governmental authorities, as well as other matters that are beyond the Company’s control. If such approvals are not obtained, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any of these potential land transactions being completed or the final terms thereof, including the sales price.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.8 million square feet of income properties, as well as approximately 8,200 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations for year end 2016 pertaining to the results for the quarter and year ended December 31, 2016, available on our website at www.ctlc.com.

About VanTrust Real Estate, LLC:

Van Trust Real Estate, LLC is a full service-service real estate development company with a regional focus and national scope. VanTrust is headquartered in Kansas City, Missouri with regional offices in Columbus, Dallas, Houston., Phoenix and Jacksonville, FL. The company creates real estate assets for both internal portfolio holdings as well as disposition opportunities. VanTrust offer a full spectrum of real estate services including acquisition, development, asset management and construction management. Product types include office, industrial, multifamily, retail, institutional, government, hospitality and recreational. Access www.vantrustre.com for more information.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements.  Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2017 annual meeting of shareholders to be held on April 26, 2017. On March 21, 2017, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the 2017 annual meeting.  INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may

obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.